Exhibit 99.1

Tasty Baking Company Reports Third Quarter 2010 Financial Results

Company sells former Philadelphia facilities and continues its focus on optimizing Navy Yard bakery

PHILADELPHIA--(BUSINESS WIRE)--November 1, 2010--Tasty Baking Company (NasdaqGM: TSTY) today reported net sales of $40.4 million for its third quarter ended September 25, 2010, a 7.4% decrease from the $43.6 million reported for the third quarter last year. For the third quarter of 2010, the company reported a net loss of $4.9 million compared to a net loss of $0.5 million in the third quarter of 2009. On a pre-tax basis, the third quarter of 2010 included $4.4 million of additional expenses related to the transition to and optimization of the new manufacturing and distribution facility at the Navy Yard, as well as $0.7 million in postemployment costs associated with the restructuring of the company’s Philadelphia operations and realignment of its corporate workforce. On a pre-tax basis, results for the third quarter of 2009 included accelerated depreciation of $1.3 million and a $0.7 million reduction in postemployment costs associated with the transition to the company’s new manufacturing facility at the Philadelphia Navy Yard.

FINANCIAL HIGHLIGHTS THIRD QUARTER 2010
$ in millions, except per share data (unaudited)	Q3 2010	Q3 2009	% Change[1]	2010 Year to Date	2009 Year to Date	% Change[1]
Gross Sales	$68.2	$74.1	-7.9%	$214.4	$229.5	-6.6%
Net Sales	$40.4	$43.6	-7.4%	$127.0	$136.7	-7.1%
Depreciation[2]	$2.7	$3.5	-23.8%	$11.2	$10.0	11.9%
Gross Margin %[3]	19.4%	26.2%	-6.8 pps	18.6%	29.7%	-11.1 pps
Net Income (Loss)[4]	($4.9)	($0.5)	n/m	($12.2)	$1.7	n/m
Net Income (Loss) per Fully-diluted Share[5]	($0.61)	($0.07)	n/m	($1.50)	$0.21	n/m
Adjusted EBITDA[6]	$2.8	$2.8	n/m	$14.3	$13.9	2.7%
Footnotes:
[1]	Percentages may not calculate due to rounding.
[2]	Includes accelerated depreciation related to the company’s move from its former Philadelphia facilities of $1.3 million in Q3 2009 as well as $4.1 million for 2010 year-to-date and $3.9 million for 2009 year-to-date.
[3]	In 2010 and 2009 year-to-date, accelerated depreciation reduced gross margin by approximately 320 and 290 basis points, respectively. In Q2 2009, the company recorded a $3.7 million benefit related to a change in the company’s postretirement life insurance plan. Approximately, $2.2 million of the benefit was recorded in cost of sales, which increased gross margin 2009 year-to-date by approximately 160 basis points. The remainder of the benefit was classified in selling, general, and administrative expenses.
[4]	Due to the after-tax impact of accelerated depreciation as described in footnote 2, net income was reduced by $2.5 million and $2.4 million for 2010 and 2009 year-to-date, respectively. As described in footnote 3, Q2 2009 net income reflects $2.1 million, after-tax, in income related to the termination of the company’s postretirement life insurance plan.
[5]	Accelerated depreciation, as listed in footnote 4, reduced 2010 and 2009 year-to-date net income per fully-diluted share by approximately $0.31 and $0.30, respectively. As described in footnote 4, results in Q2 2009 reflect $0.24 per share of income due to changes in the company’s postretirement life insurance plan.
[6]	Earnings before net interest, income taxes, depreciation, and amortization adjusted for certain items (see reconciliation table of GAAP Net Income to Adjusted EBITDA, a non-GAAP financial measure, provided below).

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “The third quarter of 2010 proved to be challenging for us in terms of optimizing the new facility and those challenges limited our ability to drive top line growth during the first half of the quarter. During the third quarter, the production limitations negatively impacted gross sales by approximately $4.0 million. By the end of the third quarter of 2010, virtually all of these production limitations had been resolved and as of today they are having no material impact on the business. While we have removed those barriers to growing the top line, we continue to focus on completing the optimization of the Navy Yard facility during the fourth quarter of 2010.”

Mr. Pizzi continued, “The sale of our aged Hunting Park and Fox Street facilities in September 2010 was an important milestone in the transformation of our company and allowed us to increase our focus on the operational optimization of the Navy Yard facility. During the third quarter we incurred approximately $4.4 million in additional costs related to the transition to and optimization of the new facility, but have made significant progress since the beginning of the third quarter. When we began construction of the new bakery we indicated that the benefits would mainly be derived from reductions in labor as well as lower utility, maintenance and infrastructure spending, combined with improvements in operational efficiency in the form of lower waste. As of today, we have achieved our target savings for labor, utility, maintenance and infrastructure spending, and are now achieving more than $11 million in annualized pre-tax cash savings. By the end of the fourth quarter of 2010 we expect to have reached the operational efficiency improvements necessary to achieve $13 million in annual pre-tax cash savings.”

RESULTS OF OPERATIONS

Gross sales in the third quarter of 2010 decreased $5.8 million, or 7.9%, versus the comparable period in 2009. The reduction in gross sales was driven by a 7.4% decline in total volumes, primarily driven by lower sales to direct customers, third-party distributors, and moderately lower sales in the Company’s Route territories, caused in large part by production limitations at the Philadelphia Navy Yard facility, which negatively impacted gross sales by $4.0 million. Total net sales declined 7.4% in the third quarter of 2010 compared to the prior year period driven by the decline in volume and production limitations, partially offset by higher net sales realization resulting from lower promotional costs.

Total cost of sales, excluding depreciation, rose 4.2%, or $1.2 million despite a unit volume decline of 7.4% in the third quarter of 2010 as compared to the same period a year ago. The increase in cost of sales was driven by the impact of the $4.4 million in transition related costs, $3.5 million of which were classified as a component of cost of sales. Also driving the increase was a $1.8 million increase in the cost of key ingredients and packaging, as well as $1.5 million in rental expense associated with the Philadelphia Navy Yard facilities, $1.4 million of which was non-cash. Partially offsetting these increases was a $2.2 million decline in other fixed manufacturing costs as compared to the same period a year ago resulting from lower utility and employee costs, combined with the impact of lower sales volumes and beneficial sales mix.

Gross profit declined $3.6 million in the third quarter of 2010 as compared to the third quarter of 2009. This decline was driven by the increase in cost of sales and the impact of lower sales volumes, partially offset by a $0.8 million decrease in depreciation.

Selling, general and administrative expense increased $0.7 million in the third quarter of 2010 versus the comparable period in 2009. This increase was primarily due to the expenses incurred in connection with the transition to and optimization of the production facility at the Philadelphia Navy Yard.

Paul D. Ridder, senior vice president and chief financial officer, said, “While the recent volatility in the commodities market has presented challenges, we remain committed to the strategy of managing the business to minimize risk. Additionally, we continue to evaluate the proper level of pricing and promotion as we attempt to recover profits absorbed by higher ingredient and packaging costs.”

Mr. Ridder concluded, “Despite these challenges, we believe that Tastykake is well positioned with its high quality products and superior service to take advantage of opportunities presented both by the new facility and the current competitive environment.”

CONFERENCE CALL

Tasty Baking Company management will host a conference call Monday, November 1, 2010, at 11:00 a.m. ET to discuss the company’s financial results and other business developments. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company’s web site, http://www.tastykake.com. The webcast link can be found in the “Investors” section, under the subheading “Webcasts & Presentations.” For those who cannot listen to the live web broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company’s website. To access a telephone replay, please call 1-800-642-1687 and enter the passcode “17065725.” The telephone replay will be available from 2:00 p.m. on November 1, 2010, until November 8, 2010, 11:59 p.m. ET.

NON-GAAP FINANCIAL MEASURES

In addition to the reported results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the company presented EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA represents earnings before net interest, income taxes, depreciation, and amortization. The table below reconciles net income, presented in accordance with GAAP to EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to: i) expenses related to the need to maintain two production facilities simultaneously in Philadelphia as well as the costs related to the transition to and optimization of the new facility at the Navy Yard, which the company believes are not indicative of future results; ii) non-cash rental expense in fiscal 2010 and 2009 for the facilities at the Philadelphia Navy Yard; and iii) postemployment costs recorded in fiscal 2010 and 2009. The company also presented gross profit and gross margin, GAAP financial measures, excluding the impact of depreciation (“gross profit excluding depreciation” and “gross margin excluding depreciation”), which are non-GAAP financial measures, to provide a more comparable metric to prior quarters’ performance. The company believes that these non-GAAP financial measures, viewed in addition to the company’s reported GAAP results, provide useful information and greater transparency to investors in regards to the company’s performance and position within its industry. The company uses these non-GAAP financial measures internally to evaluate the company’s operating performance on a period over period basis and for forecasting future periods. EBITDA, Adjusted EBITDA, gross profit excluding depreciation, and gross margin excluding depreciation as presented herein are not necessarily comparable to similarly titled measures of other companies. A schedule is included below that provides a reconciliation of EBITDA and Adjusted EBITDA to net income, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. In addition, a schedule is provided below reconciling gross profit excluding depreciation to gross profit and gross margin excluding depreciation to gross margin.

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (NasdaqGM: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. These forward-looking statements may be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "would," "is likely to," or "is expected to" and other similar terms. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the risks of work stoppages associated with the collective bargaining process, the risks of business interruption and an adverse impact on financial results while optimizing production at the new facility, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the estimated operating cash savings from the company’s transition to the new manufacturing facility will be realized. The company assumes no obligation to update publicly or revise any forward-looking statements.

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
(Unaudited)
(000's, except per share amounts)

		13 Weeks Ended		39 Weeks Ended
		9/25/2010	9/26/2009	9/25/2010	9/26/2009

Gross sales		$68,234	$74,056	$214,379	$229,517
Less discounts and allowances		(27,864)	(30,472)	(87,347)	(92,813)
Net sales		40,370	43,584	127,032	136,704

Cost of sales, exclusive of depreciation shown below		29,883	28,670	92,178	86,042
Depreciation		2,656	3,486	11,238	10,045
Selling, general and administrative		13,140	12,489	38,069	37,560
Interest expense		1,823	720	4,721	1,870
Other (income) expense, net		1,165	(873)	1,094	(1,256)

Income (loss) before provision for income taxes		(8,297)	(908)	(20,268)	2,443

Provision for income taxes		3,357	377	8,074	(700)

Net income (loss)		$(4,940)	$(531)	$(12,194)	$1,743

Average number of shares outstanding:	Basic	8,151	8,064	8,144	8,061
	Diluted	8,151	8,064	8,144	8,061
Per share of common stock:

Net income (loss): Basic and Diluted		($0.61)	($0.07)	($1.50)	$0.21

Cash Dividend		$0.05	$0.05	$0.15	$0.15

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
(Unaudited)
(000's)

	9/25/2010	12/26/2009

Current assets	$36,447	$31,799
Property, plant, and equipment, net	110,163	121,652
Other assets	38,894	36,019

Total assets	$185,504	$189,470

Current liabilities	$42,515	$31,865
Long-term debt	98,013	89,534
Accrued pension and other liabilities	29,215	40,287
Shareholders' equity	15,761	27,784

Total liabilities and shareholders' equity	$185,504	$189,470

Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Tasty Baking Company earnings release of November 1, 2010

The table below reconciles net income, presented in accordance with GAAP, to earnings before net interest, income taxes, depreciation, and amortization (EBITDA), which is a non-GAAP financial measure. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to: i) expenses related to the need to maintain two production facilities simultaneously in Philadelphia as well as the costs related to the transition to and optimization of the new facility at the Navy Yard, which the company believes are not indicative of future results; ii) non-cash rental expense in fiscal 2010 and 2009 for the facilities at the Philadelphia Navy Yard; and iii) postemployment costs recorded in fiscal 2010 and 2009.

(in thousands)
(unaudited)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	9/25/2010	9/26/2009	9/25/2010	9/26/2009

Net income (loss)	$(4,940)	$(531)	$(12,194)	$1,743
Add (subtract):
Net interest	1,649	515	4,178	1,232
Provision for income taxes	(3,357)	(377)	(8,074)	700
Depreciation	2,656	3,486	11,238	10,045
Amortization	106	94	408	276
EBITDA	(3,886)	3,187	(4,444)	13,996
Add Back (subtract): new bakery transition expenses	4,418	-	12,453	-
Add Back (subtract): non-cash building rentals	1,493	276	4,483	552
Add Back (subtract): postemployment expense (income)	730	(666)	1,824	(611)

Adjusted EBITDA	$2,755	$2,797	$14,316	$13,937

The table below reconciles gross profit and gross margin, presented in accordance with GAAP, to gross profit excluding depreciation and gross margin excluding depreciation, which are non-GAAP financial measures.

(in thousands)
(unaudited)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	9/25/2010	9/26/2009	9/25/2010	9/26/2009

Net Sales	$40,370	$43,584	$127,032	$136,704
Subtract:
Cost of sales, exclusive of depreciation	29,883	28,670	92,178	86,042
Depreciation	2,656	3,486	11,238	10,045
Gross Profit	$7,831	$11,428	$23,616	$40,617
Gross margin including depreciation (% of net sales)	19.4%	26.2%	18.6%	29.7%

Add:
Depreciation	2,656	3,486	11,238	10,045
Gross Profit excluding depreciation	$10,487	$14,914	$34,854	$50,662
Gross margin excluding depreciation (% of net sales)	26.0%	34.2%	27.4%	37.1%

CONTACT:
Tasty Baking Company
Scott Secor
Director, Financial Planning & Investor Relations
215-221-8809
scott.secor@tastykake.com
or
Paul D. Ridder
Chief Financial Officer
215-221-8500